Bitwise Bitcoin ETF S-1/A

Exhibit 23.1

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 29, 2023, with respect to the statement of assets and liabilities (in organization) of Bitwise Bitcoin ETF (formerly Bitwise Bitcoin ETP Trust), as of November 10, 2023, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

New York, New York

December 22, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.